Exhibit 99.5

2205 2357 3095.3 99 - 10006 T X

22053095.3 235799 - 10006 FLYING LION LAB

CONTENTS

I. METAVERSE ERA

II. METAWORDS
Background of MetaWords
MetaWords Characaters
Book from the Ground and MetaWords
Values of MetaWords

III. THE LION NFT PLATFORM AND PARTICIPATION
Introduction to the Platform
Ways of Participation
A. Purchasing MetaWords Characters
B. Trading MetaWords Characters and MetaWords works
C. Building MetaWords Work NFT
D. Creating New MetaWords Characters

IV. TECHNICAL OVERVIEW
A. The Definition of NFT in the MetaWords Ecosystem
B. MetaWords' Smart Contract with a Fee Collection Mechanism
C. MetaWords Minting
D. MetaWords Display
E. MetaWords Transactions
F. The Uniqueness of MetaWords

V. ECONOMIC MODEL
A. Economic Value of MetaWords Characters
B. Value of MetaWords Works
C. Ways to Participate
D. Distribution Rule

VI. FINANCE PLAN

VII. ARTIST BIOGRAPHY

VIII. ROADMAP

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MetaWords Contents 22053095.3 235799 - 10006

Neal Stephenson's novel Snow Crash first established the concept of Metaverse. I n the thousands of years since the dawn of human civilization, humanity has been confronting three major problems upon survival: famine, pestilence, and war. Men from generation to generation have experimented with different methods to combat these problems. They’ve prayed to Gods, invented countless tools, and devised different social systems – the problems above were not solved, despite the efforts – yet millions of people die every year. Many philosophers and thinkers believe that famine, pestilence, and war were part of God's plan when he created the universe. Humans will never escape the destined trouble. However, it is only until the third millennium year that we realize that we have found the key – the “Rosetta Stone” – to solve these three major problems, shifting these inconceivable and uncontrollable problems of the natural power to technical problems. Therefore, if we look from a macrohistorical perspective, we can seek new directions – what are the new problems facing humanity today? The Chinese science - fiction writer Liu Cixin, author of The Three - Body Problem, once proposed, “Humans exist for two possibilities: an external one and an internal one.” While the external possibility is to extend ou ing space deeply to the outer space and to con ntly prove our existence to the universe, the inter l one is human’s self - evolution process stepping wards the virtual world, from the carbon - based life t a silicon - based life. Are humans at a current stage f stepping between “the external” and “the interna One virtual possibility, o the internal life, lives in the Metaverse. The conc pt of taversewas established by Neal Ste enson in his science - fiction 22053095.3 235799 - 10006

22053095.3 235799 - 10006 Metaverse Era 1

novel, Snow Crash , published in 1992. The novelisnot only a work of art at the cutting edge of the literary world, it is also the frontier that has opened up a new conceptual world for the humanity. Metaverse – a virtual time and space for entertainment, work, and life, as well as a new module for humans to live within – a long - lasting world that is constructed parallel to the physical world through technological means. With the increase of communication and calculation capability, the development of the AR and VR technologies, the perfection of the blockchain technology, the maturity of content production, and yet to mention the breakthrough of artificial intelligence and machine - learning, Metaverse, once seems to be unreachable, is quietly slipping into our lives. As the borders of Metaverse are gradually being extended, innumerable “sub - metaverses” accumulate. Many a mickle makes a muckle. Human civilization is being re - shaped by the new cross - cultural experiences – between the Metaverse culture and the traditional one. 22053095.3 235799 - 10006

22053095.3 235799 - 10006 MetaWords Era 2

METAWORDS

MetaWords aims to invent an entirely new language system of the future Metaverse–The “Meta-language” of the Metaverse–to achieve Xu Bing’s ideal of a universal script.

BACKGROUND OF METAWORDS

MetaWords was born of Xu Bing’s artwork, *Book from the Ground*; it continues its growth in the Metaverse. *Book from the Ground* expresses Xu’s view of an emerging trend in today’s written communication and an ideal of a universal script–treating every person in the world equally. Its legibility does not depend on the reader’s level of education or degree of book knowledge, nor must it be acquired through traditional education channels. Instead, it relies on the degree to which the reader is immersed in contemporary life.

The vast majority of written languages take shape among a small community–such as a tribe or village–that shares the same vocalized expressions. As the territory encompassed by the group’s activities expands, its set of expressions becomes one form of language in that territory. It can then further expand to cover an entire country or multiple countries may use the same language. This is the process by which languages grow over thousands of years. Today, the trend toward internationalization is making the world a smaller place, giving rise to the concept of the “global village.”



Xu Bing, *Book from the Ground*

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MetaWords

3

However, this “village” differs from the villages that first gave rise to individual written languages : the “villagers” now use a rich variety of spoken dialects and employ strange and mutually incomprehensible sets of symbols, while nevertheless living and working together . It is evident that the inconveniency of language has become a major human burden. Based most fundamentally on shared ethnicity, existing languages all evince limitations and lag behind or stand unequal to emerging needs. New technologies have historically accelerated human evolution. The arrival of the Metaverse will undoubtedly shake up the human condition, reducing the distance of human connections and at the same time accentuating the challenge that our writing system is facing – lacking adaptability or ease of communication under changing circumstances. Shifting between different languages when conveying a message carries the risk of losing accuracy, which further emphasizes the need for a linguistic evolution. Human beings are seemingly repeating the early history of the formation of writing systems, and pictographic approaches are once again being introduced. One can say that today represents a new era of pictographic script. METAWORDS CHARACTERS “Boy likes girl. Boy wants to give girl a flower. Boy buys a flower from the florist. Boy finds girl. Boy gives flower to girl, feeling happy.” Book from the Ground story example In 1990, the International Organization for Standardization (ISO) announced the final version of the first group of fifty - five “Public Information Symbols.” From 2001 to 2005, the ISO separately published guidelines for the design of symbols (what visual elements an unambiguous symbol must possess, for instance), how to use these symbols, etc. This can be considered as the symbolic “official” recognition of humans entering a “contemporary age of reading pictures.” MetaWords characters, inherit their appearance from the Book from the Ground and are the smallest units in the 22053095.3 235799 - 10006 MetaWords 4

MetaWords language system – the singular characters that make up its writing system. These symbols are derived from various cultural scenes. Each symbol is a sign that everyone can agree upon regardless of one’s cultural background. The symbols are collected from all over the world, organized, and formatted by Xu Bing, who has worked on pictographic symbols from 2003 to present. Every symbol has experienced the change of its era. Symbols undergotireless revisions and adjustments to ensure they are consistent with the language system before they can be incorporated into the MetaWords lexicon. The oracle bone script from the early civilization, when linguists defined the script as a system of writing, only possessed 260 characters . Today, humans have already transitioned into a silicon - dependent lifestyle . The Metaverse requires a means of communication that is convenient, adaptable to globalization and which can transcend regional culture. MetaWords aims to invent an entirely new language system of the future Metaverse – The “Meta - language” of the Metaverse – by consistently collecting and organizing highly discernible pictographic symbols that have received the greatest consensus within the community. MetaWords will be constantly updated. Symbols from outside of Book from the Ground will be gradually added, modified, and perfected with input from the community and will grow with the development of the Metaverse – to achieve Xu Bing’s ideal of a universal script – treating every person in the world equally. BOOK FROM THE GROUND AND METAWORDS In 2012, Xu Bing published the first book in the world that used public signs and symbols, Book from the Ground: From Point to Point . The book tells a story of the protagonist, “ ”, the human figure from the men’s restroom sign), a typical white - collar worker, and his ordinary life in a day. During the process of creating Book from the Ground , Xu Bing invented a consistent and logical language system that is easy to identify and understand, using comprehensive symbols to tell a story. MetaWords is a language system born of Book from the Ground . 22053095.3 235799 - 10006 MetaWords 5

Therefore, the work, Book from the Ground , is a very important guiding document in the development of MetaWords. By referring to the storyline of Bookfromthe Ground and the methods associated with use of its symbols, inhabitants in the Metaverse are imparted the freedom to create their own unique works with MetaWords. They can even invent new grammatical and rhetorical devices beyond existing linguistic conventions, which will forward the goal of MetaWords becoming the “Meta - language” within the Metaverse. VALUES OF METAWORDS Humans have never abandoned the ideal, or the effort, of overcoming the constraints of the written word. I n an effort to allow communities from different cultural systems to arrive at a common understanding for any given concept, defining a new - born concept and giving it a “name” for the communities to reach a common understanding is important. In future society, as humanity develops, more and more new concepts will emerge. As a new linguistic system in the Metaverse, MetaWords offers a promising linguistic system that is built with a trend towards a mode of expression based on images transcends current systems of writing. It was the conditions of the formation of the “global village” and with the emergence of the MetaWords in the Metaverse that is finally providing the opportunity for a genuinely momentous adjustment towards the ideal of a universal script. Therefore, three fundamental values of the MetaWords need to be noted as follows: 22053095.3 235799 - 10006 MetaWords 6

First, MetaWords has practical value. MetaWords will be an open platform where people can participate freely. Future inhabitants of the Metaverse can input using their native language which is then automatically translated to sign language as the output. MetaWords acts as a “middle ground” between different languages, where speakers of various languages can communicate and connect.



Project Progress
MetaWords Character
MetaWords Work
MetaWords Language (Character Arrangement)
Two-dimensional Metaverse (Character Composition)
Consent → Collaborate → Share
Goal: Universal Script

In addition, MetaWords will transfer values from the physical space to the virtual space. There are concepts from the physical world that already hold values that receive societal consensus. The MetaWords linguistic system will give these concepts new names and definitions while conferring respective values within the virtual world.

MetaWords will also assign entirely new values in the virtual space. These are in respect to concepts that never existed in the physical world, entirely new concepts nurtured in the virtual world. The MetaWords linguistic system will give these concepts new names and

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MetaWords 7

definitions and assign respective values within the virtual world. Metaverse is a unique economic system from the real world and consists of diverse cultural systems. All the high - value concepts will receive their “definitions” and “names” that possess societal consensus for the Metaverse cultural system. MetaWords is still at the beginning stage of the pictograph evolution, with sufficient space left for its community to build on to the concept. Its potential, its language genes, and its ability to reproduce are dynamic. It is up to users to continue to discover and realize new values. 22053095.3 235799 - 10006 MetaWords 8

THE LION NFT PLATFORM AND PARTICIPATION

WAYS OF PARTICIPATION

Users can purchase MetaWords characters from the Lion NFT market platform as well as trade MetaWords characters and MetaWords works with other users. They can also build MetaWords works with MetaWords characters. The platform launched a web version of the MetaWords NFT creation tool in January 2022, and in the future, the platform will launch an app version of the MetaWords NFT creation tool, giving users the ability to create new MetaWords character NFTs. Once approved by the Flying Lion Lab, these can be traded on the market.

The first NFT bundle was released on BSC. Purchases made from auctions will use the WBNB token; purchases made elsewhere will use the BNB token. The future Inter-Blockchain Communication will utilize Ethereum with its side-chain technology.

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A. Purchasing MetaWords Characters

Users can purchase MetaWords characters at auction or through buying “blind boxes.”

Auctions. After the buyer signs the transaction in the crypto wallet, the buyer will make an offer using the available WBNB balance and participate in the auction. Whenever making an offer, the buyer needs to interact with the smart contract on the chain (signing only, no-need to pay any gas fees). Once the bid is locked, the smart contract will automatically deduct the amount of WBNB according to the bid. The transaction can only be completed when the available WBNB balance in the crypto wallet is greater than the amount offered in the bid.

Buying blind boxes. After the buyer signs the transaction in the crypto wallet, one can directly use the BNB tokens in the account to purchase a blind box. Once the blind box is opened, all the characters contained within the box will be transferred to the designated address of the buyer.

B. Trading MetaWords Characters and MetaWords Works

Users can choose to sell at auction or sell for a fixed price.

Auctions. The seller sets a minimum price. The buyer can make any bid as desired. As the buyer makes the bid, the buyer requires authorization by Lion NFT’s smart contract, ensuring there is sufficient WBNB in the respective crypto wallet. When the seller is happy with an offer, the seller can choose to accept a bid and sell the NFT at the bid price offered. Every time a buyer makes an offer, the buyer needs to interact with the smart contract on the chain (signing only, no-need to pay any gas fees). Once the bid is locked, the smart contract will automatically deduct the respective WBNB amount

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offered in the bid. The transaction can only be completed when the available WBNB balance in the crypto wallet is greater than the amount offered in the bid.


$

Selling at a fixed price. The seller sets a fixed price for the MetaWords character or MetaWords works. Once authorized by Lion NFT, the NFT will be posted on the platform and become available for other users to buy. When a buyer clicks “purchase” and successfully pays the amount of BNB that corresponds to the respective Lion NFT’s smart contract, the smart contract will automatically transfer the NFT to the buyer and transfer the respective BNB amount to the seller.

C. Building MetaWords Work

Any user can create their own work by logging in to the work-building site on the Lion NFT platform and accessing the creation-tool which utilizes MetaWords characters. The work can be minted as a MetaWords NFT work. Users can keep, gift, or trade the MetaWords NFT work on the Lion NFT platform.

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Creation Tool Interface on Lion NFT Website 22053095.3 235799 - 10006 The Lion NFT Platform and Participation 12

TECHNICAL OVERVIEW

We're determined to make MetaWords the universal language in the Metaverse. MetaWords will initially be issued on the Binance Smart Chain (BSC) but will eventually be available on all mainstream public chains in the future.

THE DEFINITION OF NFT IN THE METAWORDS ECOSYSTEM

In the MetaWords ecosystem, we have defined two different types of NFTs. First of all, each MetaWords character is a basic NFT which is unique, verifiable, tradable, and can be used in multiple Dapps. Unlike other common NFT products, the MetaWords character NFT not only inherit the programmability of digital assets, but users who possess the MetaWords character NFT will also receive licensing income. The other type of the NFT is created by arranging and combining MetaWords characters. Users can create freely using MetaWords characters with the Lion NFT's creation-tool to mint new NFTs.

FEE COLLECTION MECHANISM IN METAWORDS' SMART CONTRACT

MetaWords establishes a complete set of NFT smart contract clusters based on the general ERC721 and ERC1155 protocol, which adds the fee collection model to the smart contracts, and determines the dynamic ownership and creator of each NFT. This is to ensure the fee collected by the NFT creators and collectors is maintained, and to enrich the

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Technical Overview
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enthusiasm of the community and the playability of NFT. MetaWords guarantees the scalability of smart contracts is maximized under the original ERC721 and ERC1155 specifications and reserves sufficient space for MetaWords community users to participate in the ecological co-construction.

MetaWords seeks to explore and experiment with the copyright and financial return of NFTs through innovations in smart contracts, so as to reconstruct the ownership and financial benefit of the traditional world and give creators more rights to collect fees to incentivize greater participation and creative excellence within MetaWords.

METAWORDS MINTING

A MetaWords character is made into a vector image, then converted into an array of bytes, and the data entry fields of the MetaWords character such as creator ID, minting time, transaction record, owner ID, etc. are recorded, and then its hash value, which is the unique id of the MetaWords character is calculated. The smart contract is then invoked to complete the NFT minting by storing the data related to the MetaWords character on the respective blockchain. In addition, when a creator uses MetaWords characters as the material to build a MetaWords work, and the unique ID of the character material used during that process is recorded. The hash of the work is then calculated, and a smart contract is invoked to store the data related to the MetaWords work on the blockchain to complete the minting.

METAWORDS DISPLAY

Based off the unique ID of each MetaWords, the corresponding information from the smart contract can be read and used to access the original data of the MetaWords through the platform's media application which in turn provides the token-Url link, which can be opened in the browser to view the image and information such as who created the work and the time of minting.

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Technical Overview 13

METAWORDS TRANSACTIONS

Like other NFTs, all MetaWords transactions are permanently recorded on the blockchain, and every transaction is open, transparent, and reviewable. Subject to local laws, users from any corner of the world can trade MetaWords securely and freely without any third-party intervention.

THE UNIQUENESS OF METAWORDS

Both the characters and the artwork will be strictly unique in the MetaWords ecosystem; to ensure the uniqueness of each created MetaWords artwork, the order of the characters will also be unique when combined, meaning that combinations using the same character elements and in the same order can only be minted once.

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Technical Overview 14

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ECONOMIC MODEL

All MetaWords characters and the owners of MetaWords works are pioneers in the Metaverse, expanding the impact of language along with the Flying Lion Lab whilst sharing in the economic profit from the Metaverse.

The emergence of MetaWords seeks to revolutionize the entire human language system and restructure means of communication. This economic system has three characteristics: first, it is a globalized system; secondly, system flexibility allows for countless sub-scenarios, deployed to different blockchain scenarios without any differentiation; thirdly, it will build a tight connection with the physical world.

Therefore, anything could be traded in the MetaWords economic system. All MetaWords characters and the owners of MetaWords works are pioneers in the Metaverse, expanding the impact of language along with the Flying Lion Lab whilst sharing in the economic benefit from the Metaverse. MetaWords–the Higgs Boson of the Metalanguage–will be sold in the forms of auctions and blind-box purchases.

A. ECONOMIC VALUE OF METAWORDS CHARACTERS

Pictographic characters are the fundamental elements that make up the MetaWords language system. Future inhabitants in the Metaverse will communicate with one another using the pictographic characters or phrases of MetaWords. MetaWords characters have the following characteristics:

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a) Growth Value

Flying Lion Lab grouped symbols from *Book from the Ground* into the following categories and set their initial price value. Each sub-category is also priced differently. The new price value will be determined by the users of our platform. The value of the MetaWords characters will increase with when (1) when more users use and buy the MetaWords character; and (2) when more MetaWords works use the MetaWords characters.



He, She, They pronou s
Top 100 most used characters in the book
Movements
Emotions
Finance
Expressions
...
OF USAGE
FREQUEN CY
Others characters that appear in the book
Characters outside of the book
CHARACTERS OF METAWORDS



b) Collaboration

Different communities can create new works and collaborate within the *Book from the Ground* Universe, introducing more people from conventional fields, content creators, and Internet natives to MetaWords and encouraging them to join the Metaverse.

c) Quantifiability

MetaWords has a quantifiable economic model. The value of any character can be estimated by rationalized equations.

Value of MetaWords Character

= Total Price of MetaWords x Frequency of MetaWords Character Usage

= Average Sales Price of MetaWords Characters x Total Number of Works Sold x Frequency of MetaWords Character Usage

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d) Scarcity

Every MetaWords character is unique. Each MetaWords character issued by the Metaverse is one of its kind and everlasting. Once users possess a character, they can keep it as their own collection or trade it on the market.

e) Progressiveness

The use of MetaWords in the two-dimensional Metaverse. Inhabitants in the Metaverse can exhibit, communicate and socialize with this language. All MetaWords language users will be considered as inhabitants of the Metaverse.

B. VALUE OF METAWORDS WORKS

Anyone can build new MetaWords works using MetaWords characters. The current platform supports 45 different characters for users to create, document and mint new MetaWords work NFTs. MetaWords works have the following characteristics:

a) Scarcity

Every MetaWords work is unique. Users can arrange and compose works using MetaWords characters.

b) Documentation Value

MetaWords works can be used for documentation. Users can use MetaWords works to document current social events as well as write journalistic commentary and opinion works. Since MetaWords character is a visual language that is derived from the contemporary society, MetaWords works have an inherent advantage for documenting news and composing journalistic commentaries.

c) Publicity Value

MetaWords works can be used for mass publicity. Through the composition and collaging into promotional and publicizing phrases, users can use MetaWords characters to make works that have high publicity and communication value. These types of

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MetaWords works can be used for a range of publicity purposes in, for example culture, business, entertainment and more within the Metaverse.

d) Art Value

MetaWords works have artistic value. Users are authors, poets, and artists, while MetaWords characters are the language, methods and medium for creating these artworks. Users can compose and express their thoughts and feelings using MetaWords works. MetaWords artwork can take the form of novels, poems, essays, and more.

C. WAYS TO PARTICIPATE

There are four ways for the Metaverse inhabitants to collect fees:

1. Joe spent 100 BNB and purchased a character from MetaWords characters on the day of release. A year later, he sold it for 1000 BNB and received licensing fee of 300 BNB.


Purchase Characters
Obtain & Collect
Trade Characters
Licensing fee received from MetaWords works

2. Once approved by Flying Lion Lab, Joe can trade the character he created for 200 BNB, and receives a licensing fee of 500 BNB.

Create Characters

Receive License Fee

Trade Characters

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19 Economic Model 22053095.3 235799 - 10006

3. Joe creates a MetaWords work NFTwith MetaWords characters, traded for 200 BNB. Create MetaWords Work Trade MetaWords Work NFT 4. The Three - Body Problem Community creates The Three - Body Problem Planet using MetaWords Create Book From the Ground Planet Planet Characters New Eco - system D. DISTRIBUTION RULE a) Distribution of Sales Income of MetaWords Characters The sales income of MetaWords Characters consists of authorization fee, licensing fee, transaction fee and net income, as shown in the following structure: Creator/ Previous Holder Current Holder Previous Holder ˖ Net Income 87.5% Authorization Fee for the Flying Lion Lab ˖ 5% Licensing Fee for the Character Creator ˖ 5% Transaction Fee for the Lion NFT Platform ˖ 2.5% 22053095.3 235799 - 10006 Economic Model 20

Authorization Fee - Every time a transaction of MetaWords character is completed, 5% of the deal will be shared by Flying Lion Lab, as the authorization fee for Xu Bing's artwork.

Licensing Fee - Every time a transaction of MetaWords character is completed, 5% of the deal will be shared by the work's author, as the licensing fee for the author. In the beginning stage, the author of the MetaWords characters is the Flying Lion Lab. In the future, any users of MetaWords could create MetaWords characters. Once approved by Flying Lion Lab, the created character could be traded on the market. Besides receiving the 87.5% of the total selling price, the creator could also receive the licensing fee.

Transaction Fee - Every time a transaction of MetaWords character is completed, 2.5% of the deal will be shared by the Lion NFT Platform.

Net Income – Net Income is MetaWords' bargained deal after subtracting authorization fee, licensing fee and transaction fee, the actual fee a seller receives.

Case Study: Sales Structure of the "❤"

When MetaWords was released online, Joe spent 100 BNB and bought a "❤" character from the MetaWords characters. A month later, Jose sold the ❤ on the Lion NFT at the price of 1000BNB and stroke a deal. According to the smart contract, his income will be distributed as such: Jose receives net income of 875 BNB, Flying Lion Lab receives authorization fee of 50 BNB, Flying Lion Lab receives licensing fee of 50 BNB, and the Lion NFT platform receives transaction of 25 BNB.

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b) Distribution of Sales Income of MetaWords Works Creator/Previous Holder Current Holder Previous Holder ˖ Net Income 82.5% Respective licensing fee for the three character owners: 5% Authorization Fee for the Flying Lion Lab ˖ 5% Licensing Fee for the Character Creator ˖ 5% Transaction Fee for the Lion NFT Platform ˖ 2.5% Authorization Fee - Every time a transaction of MetaWords character is completed, 5% of the deal will be shared by Flying Lion Lab, as the authorization fee for Xu Bing’s artwork. Licensing Fee (to creators) - Every time a transaction of MetaWords character is completed, 5% of the deal will be shared by the creators of each MetaWords characters, as the licensing fee for the author. Licensing Fee (to character owners) - Every time a transaction of a MetaWords character is completed, 5% of the deal will be shared among owners of each character that appeared in the MetaWords work. Transaction Fee - Every time a transaction of a MetaWords character is completed, 2.5% of the deal will be shared to the Lion NFT Platform. Net Income – Net Income is the fee a seller receives for the sale after authorization, licensing and transaction fees are deducted. 22053095.3 235799 - 10006 Economic Model 21

Case Study: Sales Structure of the MetaWords NFT

On the day the MetaWords platform launched the creation-tool, Joe created his own work with 10 MetaWords characters. Jose sold the MetaWords work on the Lion NFT platform at a price of 100 BNB. According to the smart contract, his income will be distributed as such: Joe receives net income of 82.5 BNB, Flying Lion Lab receives licensing fee of 5BNB and authorization fee of 5BNB, the 10 MetaWords characters used in Jos's work receive 5BNB in total (the weight of distribution will be re-calculated according to the frequency the MetaWords characters used in the work), Lion NFT receives transaction fee of 2.5BNB.

FINANCE PLAN

Flying Lion Lab, the team that creates MetaWords characters and advocates the MetaWords culture, will use fees collected from the sale of characters for its global publicity campaign, inviting more people from conventional fields, content creators, and internet natives to get to know MetaWords and join Metaverse. Flying Lion Lab will use at least 70% of the income for the promotion and research of the project, as shown in the following distribution chart:


Metaverse Platform Partnership 20%
Offline Business Partnership 15%
Outstanding Work Award 15%
Sales Distribution
R&D 30%
Online Business Publicity 20%

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Finance Plan
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22053095.3 235799 - 10006 Xu Bing, an internationally renowned artist, was born in Chongqing, China, in 1955 . He graduated from the Central Academy of Fine Arts in Beijing (CAFA) in 1981 and chose to join academia, becoming a professor at the CAFA . Xu Bing is widely recognized today as the leading conceptual artist of language and semiotics . Xu Bing’s work has been shown at the Museum of Modern Art, New York; The Metropolitan Museum of Art, New York; the Solomon R. Guggenheim Museum, New York; the British Museum, London; the Victoria and Albert Museum, London; Museo Nacional Centro de Arte Reina Sofía, Spain; the Arthur M. Sackler Gallery, Washington, D.C.; National Gallery of Canada, Ottawa; National Gallery of Prague, Czech Republic; and Museum Ludwig, Cologne. Additionally, Xu Bing has participated in the 45th, 51st, and 56th Venice Biennales, the Biennale of Sydney, and the Johannesburg Biennale, amongst other international exhibitions. In 1999, Xu Bing was awarded a MacArthur Fellowship the highest creative talent award in the United States. In recognition of his “capacity to contribute importantly to society, particularly in printmaking and calligraphy.” In 2003, he was conferred the 14th Fukuoka Asian Culture Award for his “contribution to the development of Asian culture”. In 2004, he won the fi st Artes Mundi Prize in Wales. The award stated: "Xu Bing is an artist who can transcend cultural boundaries, convert Eastern and Western cultures, and express his thoughts and practical issues in ARTIST BIOGRAPHY Artist Biography 23

22053095.3 235799 - 10006 Artist Biography 24 visual language. In 2006, the Southern Graphics Council conferred on

22053095.3 235799 - 10006 Artist Biography 25 Xu Bing its lifetime achievement award in recognition of the fact that his “use of text, language and books has impacted the dialogue of the print and art worlds in significant ways.” In 2010, he was awarded an honorary doctoratein humane letters from Columbia University. In 2018, he was awarded the "Xu Beihong - Art Creation Award" by the Education Development Foundation of the CAFA.

ROADMAP

MetaWords is an "infinite work of art" —it holds the promise to become an open platform where people can freely participate. We're dedicated in helping the MetaWords community achieve its autonomy in the near future.

2022

Q1

- MetaWords release. The first NFT bundle will be up for auction.
- Lion NFT Platform will launch a MetaWords NFT creation-tool, giving users the ability to create new MetaWords NFTs as well as trade them on the Lion NFT platform
- Blind box release.
- MetaWords connects to Metaverse platforms.
- MetaWords engages with social networks. Users can showcase their NFT works across a variety of platforms and can interact with other users using the MetaWords language.

Q2

- MetaWords invites inhabitants of the Metaverse to take part in contributing to the MetaWords lexicon.
- MetaWords launches the language translator. MetaWords characters support input using any of the world's major languages.

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